Exhibit 10.15

TAX SHARING AGREEMENT

TAX SHARING AGREEMENT (the “Agreement”), dated as of December 22, 2000, between Atlantic Express Transportation Group Inc., a New York Corporation (“AETG”) and Atlantic Express Transportation Corp., a New York Corporation (“AETC”).

W I T N E S S E T H:

WHEREAS, AETG is the common parent of an affiliated group of corporations filing a consolidated federal income tax return which affiliated group includes AETC and AETC’s subsidiaries.

WHEREAS, the parties hereto desire, to allocate liability for taxes AETG Group (as defined below) on the one hand and AETC Group (as defined below) on the other hand, and to agree as to certain other tax matters.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.                                       DEFINITIONS

For purposes of this Agreement, the following words and phrases have the following meanings:

“AETC Group” means AETC and the AETC Subsidiaries.

“AETC Subsidiaries” means the Subsidiaries of AETC and any additional Subsidiaries which are acquired by AETC during the term of this Agreement.

“AETG Group” means AETG and the AETG Subsidiaries.

“AETG Subsidiaries” means the Subsidiaries of AETG and any additional Subsidiaries which are acquired by AETC during the term of this Agreement, other than AETC and each of the AETC Subsidiaries..

“Code” means the Internal Revenue Code of 1986, as amended.

“Consolidated Federal Income Tax” means the regular federal income tax shown on the consolidated federal income tax return of the Consolidated Group, including interest and penalties, if any, as last determined reflecting any adjustment made by an amended return, claim for refund, carryback claim, or examination by the Internal Revenue Service.

“Consolidated Group” means the group of affiliated companies of which AETG is the common parent.

“Consolidated Return” means the consolidated U.S. federal income Tax or any combined state and/or local tax return of AETG for the taxable period commencing on                   and each consolidated U.S. Federal Income Tax Return of AETG for each subsequent taxable period until the termination of this Agreement.

“Effective Date” means the date set forth herein above.

“Final Determination” means the final resolution of liability for tax for any tax period or for any tax issue as a result of (i) a final and unappealable judgment or other order of a court of competent jurisdiction, (ii) a closing agreement or accepted offer in compromise under sections 7121 or 7122 of the Code, or a comparable agreement under the laws of other jurisdictions, which resolves the entire liability for such tax or such issue for such tax period, or (iii) any other final deposition, including by reason of the expiration of the applicable statute of limitations.

“Group” means in the context used herein either the AETG Group or the AETC Group.

“IRS” means the Internal Revenue Service.

“Member” means AETG. AETC or any of their Subsidiaries.

“Non-Consolidated Taxes” means all Taxes other than Consolidated Taxes.

“Subsidiary” means with respect to any Person, (i) any corporation, association or other business entity of which more than 80% of the total voting power of shares of voting stock thereof is at the time owned or controlled, directly or indirectly, by such person or one or more of the other subsidiaries of that person or a combination thereof and (ii) any partnership in which such person or any of its subsidiaries is a general partner.

“Substantial Authority” has the meaning provided in the Treasury Regulations under section 6662 of the Code.

“Tax Dispute Accountant” means the national office of an independent accounting firm of national reputation selected by AETG and reasonably acceptable to AETC.

“Tax” means any federal, state or local, income tax, franchise tax or tax on capital.

2.                                       [INTENTIONALLY OMITTED]

3.                                       FILING RESPONSIBILITY

3.1                                 Consolidated Returns.  (a) AETG and AETC shall and shall cause the AETC Subsidiaries and AETG Subsidiaries, respectively, to join, in the Consolidated Returns to the extent each is eligible to join in such return under the Code and the Treasury Regulations.  AETG shall cause the Consolidated Returns to be timely prepared and filed, and shall timely prepare any consents and requests for extension of time within which to file the Consolidated Returns or any related information or similar returns.  AETG shall make the Consolidated Returns available to AETC for review prior to filing and shall furnish AETC with a copy of each such return promptly after it is filed.

(b)                                 AETC and the AETC Subsidiaries shall each furnish to AETG, on a timely basis, such information, schedules, analysis and other items as may be reasonably requested by AETG to prepare the Consolidated Returns.

(c)                                  AETC and the AETC Subsidiaries shall execute and deliver all documentation reasonably required (including powers of attorney) to enable AETG to timely file, and take all actions necessary or incidental to the filing of, the Consolidated Returns or any amendment of the Consolidated Returns.  AETG shall determine in its sole discretion whether to file an amended return, and no consent of AETC or an AETC Subsidiary shall be required for the filing of any such amended return.

(d)                                 AETG shall pay or cause to be paid all Taxes with respect to the Consolidated Returns, and shall act as the agent of AETC, the AETC Subsidiaries and the AETG Subsidiaries in all Tax matters having to do with the Consolidated Returns.

4.                                       SHARING OF CONSOLIDATED FEDERAL INCOME TAX

(A)                              Taxable Income.  The AETC Group and AETG Group shall pay to AETG for each taxable year during the term of this Agreement, an amount equal to the result of the following equation:

(i)                                     the separate taxable income of each Group (but not less than zero) divided by

(ii)                                  the sum of the Separate Taxable Incomes of each Member of the Consolidated Group that has positive Separate Taxable Income for the year, the resulting quotient multiplied by

(iii)                               the federal income tax liability of the Consolidated Group, prior to the application of foreign tax credits, if any, for the year.

(B)                                Separate Taxable Income.  For purposes of this Agreement, the Separate Taxable Income of each Member of the Consolidated Group shall be determined under Treas. Reg. Section 1.1502-12 with the adjustments provided in Treas. Reg. Section 1.1552-1(a)(1)(ii).

(C)                                Subsequent Adjustments.  In the event that the separate income of any Member of the AETG Group or AETC Group is adjusted by reason of an amended return, claim for refund, or examination by the Internal Revenue Service, the amount due from such Group under paragraph 4.A shall be recomputed using the adjusted Separate Taxable Income and such Group shall pay to AETG any additional amount owed with applicable interest (with full credit given for any prior payments for the year), and AETG agrees to pay to AETC Group or any AETG Subsidiary any overpayment made by AETC Group or such AETG Subsidiary.

(D)                               Refunds.  In the event that the separate taxable income of any Member of the Consolidated Group is negative (determined without reference to the adjustments provided in Treas. Reg. Section 1.1552-1(a)(1)(ii) and such Member would be entitled to receive a refund for the year if the Member were not a member of the Consolidated Group, AETG shall pay to such Member an amount equal to such refund.  In no event, however, shall the amount payable by AETG pursuant to this paragraph 4.D exceed the amount previously paid by the Member to AETG during the relevant carryback period under Section 172 of the Code, or any successor provision.

5.                                       PAYMENT PROCEDURE

A.                                   Current Year Tax Liability.  Payments to be made by AETC Group and AETG Group to AETG pursuant to paragraph 4.A with respect to any year shall be made in installments, as set forth in this paragraph.

1.                                       Quarterly Installments.  Within 30 days afer the close of each calendar quarter, AETC Group and AETG Group will pay to AETG an amount equal to a percentage of the current estimated payment, which percentage shall be the percentage of the Consolidated Tax paid by such Group for the prior tax year.

2.                                       Final Installment.  Within 10 days after each Group has received from AETG a copy of its separate federal income tax return for the relevant tax year, such Group will pay to AETG the excess, if any, of such Group’s liability over the sum of all payments with respect to such year made by such Group pursuant to paragraph 5.A.1.  If the sum of the payments with respect to such year made by the Group pursuant to paragraph 5.A.1. plus the amount of fuel tax credit earned by such Group exceeds such Group’s liability, then AETG shall refund the difference within 30 days to such Group.

B.                                     Payment of Subsequent Adjustments.  Payments to be made by each Group to AETG pursuant to paragraph 4.C. shall be made within 30 days after such Group has received from AETG a copy of the filed amended return or an agreement in writing with the Internal Revenue Service on proposed adjustments.  Payments made by AETG to a Member or a Group pursuant to paragraph 4.C. or paragraph 4.D. shall be made within 30 days after receipt by AETG of a refund, or offset against adjustments of the Consolidated Group, resulting from the filing of a return, an amended return, Form 1139 Corporation Application for Tentative Refund, claim for refund, or agreement in writing with the Internal Revenue Service on proposed adjustments.

6.                                       STATE TAXES.  To the extent appropriate, rules similar to the provisions of Sections 4 and 5 of this Agreement shall be applied to the payment of state and local franchise or income tax liabilities to which any Member of the Consolidated Group is subject and which are required to be determined on a unitary, combined or consolidated basis.

7.                                       OTHER TAXES.  AETC shall pay or reimburse AETG (but without duplication of any amounts that either is otherwise obligated to pay to AETG under this Agreement) for its Pro Rata Share of any taxes, charges or assessments (including but not limited to capital, net worth, gross receipts, excise, intangibles or similar taxes, charges or assessments) required to be paid by AETG by virtue of (a) its being incorporated or having capital stock outstanding (but not by virtue of owning stock of any corporation other than AETC), (b) being a holding company parent of AETC or receiving dividends from or other distributions from ATEC or any subsidiary thereof.  For purposes of this Section, “Pro Rata Share” shall mean, for AETC, the fraction obtained by dividing the book value of such Company’s Group by the aggregate book value of the AETC.

8.                                       DISPUTE RESOLUTION.  In the event of a dispute between AETG and AETC as to any computation of federal, state, local income or franchise Tax liability pursuant to this Agreement, or the amount of any payment with respect thereto, the disputed item shall be submitted to the Tax Dispute Accountants.  AETG and AETC shall present their arguments to the Tax Dispute Accountants within 30 days after such submission.  The Tax Dispute Accountants shall resolve the dispute in a fair and equitable manner and in accordance with applicable tax law, provided that the Tax Dispute Accountants shall not resolve a legal issue against AETG unless the Tax Dispute Accountants determines that AETG’s position with respect to such legal issue does not have Substantial Authority.  The Tax Dispute Accountants’ determination shall be binding on the parties.  AETC shall be responsible for the cost and fees of the Tax Dispute Accountants.

9.                                       TERM.  This Agreement shall be effective as of the year and day first above written and shall continue thereafter until the parties hereto terminate this Agreement by mutual consent.

10.                                 METHOD OF ALLOCATION.  This Agreement shall have no effect on, and shall not be affected by, the method of allocation of tax liability between Members of the Consolidated Group selected by the Consolidated Group pursuant to Section 1552 of the Internal Revenue Code.

11.                                 FINANCIAL STATEMENT REPORTING.  For financial statement reporting purposes, AETC Group shall record current and deferred tax assets and liabilities in accordance with the Statement of Financial Accounting Standards No. 109- Accounting For Income Taxes.

12.                                 GENERAL PROVISIONS

12.1                           Notices.  Any notice or other communication required or permitted to be given under this Agreement shall be sufficiently given if sent by express, certified or registered mail, postage prepaid, or by an independent next business day delivery service, or by telefax, addressed as follows and shall be effective upon receipt, or if mailed, three days after mailing:

(a)                                  If to AETG, addressed to:

Atlantic Express Transportation Group Inc.
7 North Street
Staten Island, NY 10302
Fax:	(718) 442-5105
Telephone:	(718) 442-7000
Attention:	President

With a copy to:

Silverman, Collura & Chernis, P.C.
381 Park Avenue South
New York, NY 10016
Fax:	(212) 7798858
Telephone:	(212) 779-8600
Attention:	Peter R. Silverman

(b)                                 If to AETC, addressed to:

Atlantic Express Transportation Corp.
7 North Street
Staten Island, NY 10302
Fax:	(718) 442-5105
Telephone:	(718) 442-7000
Attention:	President

With a copy to:

Silverman, Collura & Chernis, P.C.
381 Park Avenue South
New York, NY 10016
Fax:	(212) 7798858
Telephone:	(212) 779-8600
Attention:	Peter R. Silverman

or to such other address(es) as AETG or AETC shall give notice to the other by like means.  Any such notice or communication shall be deemed to have been given (i) if by personal delivery on the day after such delivery, (ii) if by certified or registered mail, on the fifth day after the mailing thereof, (iii) if by next-day or overnight mail or delivery, on the day delivered, or (iv) if by fax on the next day following the day on which such fax was sent.

12.2                           Parties in Interest.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, assigns, heirs and legal representatives.

12.3                           No Third Party Beneficiaries.  Nothing in this Agreement shall confer any rights upon any person or entity other than the parties hereto and their respective heirs, successors and permitted assigns.

12.4                           Governing Law; Disputes.  (a)  This Agreement shall be governed in all respects, including as to validity, interpretation and effect, by the internal laws of the State of New York, without giving effect to the conflict of laws rules thereof .

(b)                                 Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement, or the breach, termination or validity of this Agreement, or the transactions contemplated by this Agreement.  Each party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each such party understands and has considered the implications of this waiver, (iii) each such party makes this waiver voluntarily, and (iv) each such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section.

12.5                           Assignment.  This Agreement shall not be assignable or otherwise transferable by any party hereto without the prior written consent of the other parties hereto, and any purported assignment or other transfer without such consent shall be void and unenforceable.

12.6                           Amendment; Waivers, etc.  No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought.  Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time.  Neither the waiver by any of the parties hereto of a breach of or a default under any occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder.  The rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any party may otherwise have at law or in equity.  The rights and remedies of any party based upon, arising out of or otherwise in respect of any breach of any covenant or agreement or failure to fulfill any condition shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which any claim of any such breach is based may also be the subject matter of any other covenant or agreement as to which there is no breach.

12.7                           Severability.  If any provision, including any phase, sentence, clause, section or subsection, of this Agreement is invalid, inoperative or unenforceable for any reason, such provision shall be valid and enforceable to the fullest extent permitted by law and such circumstances shall not have the effect of rendering such provision in question invalid, inoperative or unenforceable in any other case or circumstance, or of rendering any other provision herein contained invalid, inoperative, or unenforceable to any extent whatsoever.

12.8                           Headings.  The headings continued in this Agreement are for purposes of convenience only and shall not affect the meaning or interpretation of this Agreement.

12.9                           Entire Agreement.  All understandings and agreements between the parties are merged into this Agreement, which fully and completely expresses their agreement and supersedes any prior agreement or understanding relating to the subject matter hereof.

12.10                     Counterparts.  This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one instrument.  A signature of a party delivered by telecopy or other electronic communication shall constitute an original signature of such party.

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the date first above written.

ATLANTIC EXPRESS TRANSPORTATION GROUP, INC.

By:	/s/ DOMENIC GATTO
Name:	Domenic Gatto
Title:	President

ATLANTIC EXPRESS TRANSPORTATION CORP.

By:	/s/ DOMENIC GATTO
Name:	Domenic Gatto
Title:	President